Exhibit 99.1

NEWS

For Immediate Release

COX RADIO REPORTS RECORD FIRST QUARTER 2004 FINANCIAL RESULTS

—Operating Income up 6%; Earnings Per Share up 22%—

ATLANTA, April 28, 2004 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2004.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2004	2003
Net revenues	$93,091	$91,569	1.7%
Station operating expenses (1)	59,075	59,430	(0.6)%

Station operating income (2)	34,016	32,139	5.8%
Station operating income margin (3)	36.5%	35.1%	—

Operating income	$26,493	24,931	6.3%

Net income	11,096	9,377	18.3%
Net income per common share – diluted	$0.11	$0.09	22.2%

Free cash flow (4)	15,226	12,659	20.3%

(1)	Station operating expenses consist of cost of services (exclusive of depreciation and amortization) and selling, general and administrative expenses.
(2)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(3)	Station operating income margin is station operating income as a percentage of net revenues.
(4)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “We are pleased with the way the first quarter materialized and the growth we were able to deliver in both revenues and earnings. After difficult revenue comparisons in January and February, revenues began to strengthen considerably with the month of March ending up 8% over last year. Our disciplined efforts to keep expenses down enabled us to deliver station operating income growth of 6% and free cash flow growth of 20% during the quarter.”

Operating Results – First Quarter 2004

Net revenues for the first quarter of 2004 were $93.1 million, up 2% from first quarter of 2003. National revenues increased 3%, while local revenues were flat, as compared to the first quarter of 2003. Our stations in Atlanta, Orlando, Tampa, Richmond and Greenville-Spartanburg delivered strong growth during the first quarter of 2004, while our stations in Miami, Houston, Jacksonville and Long Island were down for the quarter.

Station operating expenses decreased $0.4 million, or 1%, to $59.1 million compared to first quarter of 2003 primarily as a result of additional expenses incurred during the first quarter of 2003 related to competitive situations in Atlanta, Miami and Birmingham and the reformat of WFOX-FM in Atlanta. Additionally, a portion of the promotional expenses related to the 2004 spring-rating period were delayed until April due to the later start of that rating period this year.

Station operating income increased $1.9 million to $34.0 million, an increase of 6% from the first quarter of 2003, for the reasons discussed above. Station operating income margin increased to 36.5% from 35.1% in the first quarter of 2003.

Operating income for the first quarter of 2004 was $26.5 million, an increase of $1.6 million compared to the first quarter of 2003, for the reasons discussed above.

Interest expense during the first quarter of 2004 totaled $7.9 million, as compared to $9.2 million for the first quarter of 2003. This was as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity in May 2003 of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility in the second quarter of 2003. The average rate on our credit facility was 1.8% during the first quarter of 2004, which was lower than the comparable rate during the first quarter of 2003 and, in turn, contributed to the overall decrease in interest expense.

Income tax expense increased approximately $1.2 million to $7.4 million in the first quarter of 2004 compared to $6.3 million in the first quarter of 2003, as a result of the increase in operating income and a decrease in interest expense, as discussed above.

Net income increased $1.7 million to $11.1 million for the first quarter of 2004, for the reasons discussed above.

Capital expenditures for the first quarter of 2004 totaled $2.1 million.

For the first quarter 2004, no pro forma or same station results have been provided, as those results would approximate actual results.

As of March 31, 2004, we had consolidated debt of $515.3 million and generated $153.4 million of adjusted EBITDA during the twelve months ended March 31, 2004. As a result, our ratio of consolidated debt to adjusted EBITDA was 3.4x at March 31, 2004. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “As we move into the second quarter, the tone of business continues to improve and pacings are consistently positive. While we are still seeing some disparity between markets, it appears that the overall advertising environment is strengthening. This should bode well for radio. As a result, we expect second quarter as well as full year revenue growth to be in the mid-single digits. We feel the stage is set for a good year. We’ll continue to remain focused on delivering value to our shareholders by operating our radio stations for the long term.”

Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results today at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8512 ten minutes prior to the start time. The teleconference will also be available via live web cast on the Investor Relations portion of the Company’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, May 5, 2004, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), pass code 4673420. The web cast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2003. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net revenues:
Local	$66,845	$66,939
National	19,802	19,258
Other	6,444	5,372

Total net revenues	93,091	91,569

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	21,717	21,220
Selling, general and administrative	37,358	38,210
Corporate general and administrative	4,545	4,234
Depreciation	2,960	2,944
Amortization	18	30

Operating income	26,493	24,931

Other income (expense):
Interest expense	(7,891)	(9,176)
Other - net	(99)	(123)

Income before income taxes	18,503	15,632

Current income tax expense	4,259	3,344
Deferred income tax expense	3,148	2,911

Total income tax expense	7,407	6,255

Net income	$11,096	$9,377

Net income per share - basic

Net income per common share	$0.11	$0.09

Net income per share - diluted

Net income per common share	$0.11	$0.09

Weighted average common shares outstanding - basic	100,530	100,200

Weighted average common shares outstanding – diluted	100,908	100,580

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, free cash flow, adjusted EBITDA and consolidated debt.

•	Station operating income is operating income excluding depreciation, amortization and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other expense, depreciation and amortization and minus capital expenditures.

•	Adjusted EBITDA is operating income excluding other operating expenses, net, depreciation and amortization.

•	Consolidated debt is the sum of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third-party indebtedness.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreements and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and Adjusted EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
	(In thousands)
Operating income	$26,493	$24,931
Adjustments:
Amortization	18	30
Depreciation	2,960	2,944
Corporate general and administrative	4,545	4,234

Station operating income	$34,016	$32,139

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
	(In thousands)
Net income	$11,096	$9,377
Adjustments:
Deferred income tax expense	3,148	2,911
Other	99	123
Amortization	18	30
Depreciation	2,960	2,944
Capital expenditures	(2,095)	(2,726)

Free cash flow	$15,226	$12,659

The following table reconciles operating income for the twelve months ended March 31, 2004, from Cox Radio’s financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

Twelve Months Ended March 31, 2004
(Unaudited)
(In thousands)
Operating income	$140,654
Adjustments:
Other operating expenses, net	888
Amortization	105
Depreciation	11,730

Adjusted EBITDA	$153,377

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of March 31, 2004
(Unaudited)
(In thousands)
Balance sheet debt:
Due to Cox Enterprises	$1,975
Notes payable	506,777

Off-balance sheet guarantee:
Guarantee of Honolulu Broadcasting, Inc. loan.	6,564

Consolidated debt	$515,316